Filed Pursuant to Rule 433

Registration Nos. 333-139912

333-139912-01

September 16, 2009

PNC FUNDING CORP

$500,000,000 4.25% SENIOR NOTES DUE SEPTEMBER 21, 2015

Unconditionally Guaranteed by

The PNC Financial Services Group, Inc.

Summary of Terms for Issuance

Issuer:	PNC Funding Corp

Guarantor:	The PNC Financial Services Group, Inc.

Security:	4.25% Senior Notes due September 21, 2015

Ranking:	Senior

Expected Security Ratings:*	A3 / A / A+ (Moody’s / S&P / Fitch)

Principal Amount:	US$ 500,000,000

Price to Investors:	99.822%

Minimum Denomination / Multiples:	$2,000 / multiples of $1,000 in excess thereof.

Trade Date:	September 16, 2009

Settlement Date:	September 21, 2009 (T+3)

Maturity:	September 21, 2015

Coupon:	4.250% per annum

Interest Payment Dates:	Semi-annually in arrears on March 21 and September 21 of each year, commencing on March 21, 2010 to and including the Maturity date.

Day Count:	30/360

Reference Benchmark:	2.375% UST due August 2014

Reference Benchmark Yield:	2.434%

Spread to Benchmark:	+ 185 bps

Re-offer Yield:	4.284%

CUSIP/ISIN:	693476BG7 / US693476BG73

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities Inc.

Co-Manager:	PNC Capital Markets LLC

Credit Rating Agency Review:	Standard & Poor’s Ratings Services (“Standard & Poor’s”) currently rates the senior debt of PNC Bank, N.A. and National City Bank as “A+” and rates PNC’s senior debt as “A”. In June 2009, Standard & Poor’s completed a broad-ranging reassessment of industry risk for US financial institutions. As a result, Standard & Poor’s affirmed PNC’s ratings and changed our outlook to stable from creditwatch negative.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

PNC Funding Corp and The PNC Financial Services Group, Inc. have filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents filed with the SEC and incorporated by reference in such documents for more complete information about PNC Funding Corp, The PNC Financial Services Group, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of these documents by calling Goldman, Sachs & Co. collect at 1-866-471-2526 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.

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